Filed pursuant to Rule 424(b)(3)

Registration No. 333- 60960

23,995,533 Shares

of

TRANSMERIDIAN EXPLORATION INCORPORATED

Common Stock ($.0006 par value)

PROSPECTUS SUPPLEMENT NO. 1

DATED DECEMBER 20, 2005

TO PROSPECTUS DATED JULY 14, 2005

The selling securityholders table on pages 9 and 10 of the prospectus is amended by this supplement no. 1 to read as follows.

	Shares Beneficially Owned Before the Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering(1)
Name and Address of Beneficial Owner	Number	Percent (2) & (4)	Number(3)	Number	Percent
M and M Capital, LLC(5)	44,639	*	44,639	0	0
North Sound Legacy Fund LLC c/o North Sound Capital LLC(6)	297,324	*	297,324	0	0
North Sound Legacy Institutional Fund LLC(6)	4,162,500	3.79%	4,162,500	0	0
North Sound Legacy International, Ltd.(6)	10,406,250	9.48%	10,406,250	0	0
Ridgewood Limited(7)	44,639	*	44,639	0	0
SDS Capital Group SPC, Ltd.(8)	4,262,857	4.07%	4,262,857	0	0
Willemstad Finance & Consulting Corp.(9)	223,213	*	223,213	0	0
S.A.C. Capital Associates, LLC (10)	535,714	*	535,714	0	0

Totals	19,977,136		19,977,136

*	Less than 1%.

(1)	Assumes all shares of common stock offered hereby are sold.

(2)	Based on the number of shares outstanding on November 2, 2005.

(3)	Includes shares issuable in connection with the conversion of the Series A Preferred Stock and issuable upon conversion of the Warrants.

(4)	Pursuant to the terms of the Certificate of Designation of the Series A Preferred Stock, unless the holder chooses in advance not to be governed by this limitation, the number of shares of our common stock that may be acquired by any holder of our Series A Preferred Stock upon any conversion thereof or that shall be entitled to voting rights is limited to the extent necessary to ensure that, following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 4.999% of the then issued and outstanding shares of common stock of the Company. The warrants issued with the Series A Preferred Stock provide that the number of shares of our common stock that may be acquired by any holder of the warrants upon exercise thereof is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 4.999% of the then issued and outstanding shares of common stock of the Company. The total number of shares of common stock beneficially owned and intended to be sold by each selling securityholder as set forth in the table above does not reflect this 4.999% cap. This footnote 4 is being provided for informational purposes only.

(5)	John Cramner, Mike Clofine, and Marc Sperling share the power to vote and to dispose of the shares of common stock beneficially owned by M and M Capital, LLC. Messrs. Cramner, Clofine, and Sperling disclaim beneficial ownership of such shares of common stock.

(6)	North Sound Capital LLC acts as the managing member of North Sound Legacy Fund LLC and North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the “Funds”), and in this capacity exercises both voting and investment power. The managing member of North Sound Capital LLC is Thomas McAuley. As such, Mr. McAuley may be deemed to share dispositive power over the shares of common stock beneficially owned by the Funds. Mr. McAuley disclaims beneficial ownership of such shares of common stock.

(7)	Niel Fiore has the power to vote and dispose of the shares of common stock beneficially owned by Ridgewood Limited. Mr. Fiore disclaims beneficial ownership of such shares of common stock.

(8)	Steve Derby has the power to vote and dispose of the shares of common stock beneficially owned by SDS Capital Group SPC, Ltd. Mr. Derby disclaims beneficial ownership of such shares of common stock.

(9)	Michael Kraland and Gregory Elias have the power to vote and to dispose of the shares of common stock beneficially owned by Willemstad Finance and Consulting Corp. Mr. Kraland and Mr. Elias disclaim beneficial ownership of such shares of common stock.

(10)	Reflects the assignment to S.A.C. Capital Associates, LLC of Warrants issued with the Series A Cumulative Convertible Preferred Stock as follows: (i) Warrants to purchase 107,500 shares of Common Stock of the Company from Concentrated Alpha Partners, L.P.; and (ii) Warrants to purchase 428,214 shares of Common Stock of the Company from BBT Fund, L.P.